SERVICER COMPLIANCE CERTIFICATION

This Servicer Compliance Certification is issued pursuant to the Commercial Tax Service Agreement dated as of February 28, 2005 (together with all amendments thereto, the "Agreement"), between Wachovia Corporation ("Wachovia") and First American Commercial Real Estate Services, Inc. ("First American").

I, S. Lewis Hill, an authorized officer of First American, certify to Wachovia and with the knowledge and intent that it will rely upon this certification, that:

1.	The servicing information required to be provided to Wachovia by First American under the Agreement has been so provided;

2.
I am responsible for reviewing the activities performed by First American under the Agreement and based upon my knowledge and, except as disclosed in the annual compliance assessment required to be delivered to Wachovia (which has been so delivered to Wachovia), in all material respects throughout the relevant reporting period First American has fulfilled its obligations under the Agreement; and

3.	Attached to this Compliance Certification is a list of all material failures and the nature and status thereof. [NONE]

FIRST AMERICAN COMMERCIAL REAL ESTATE SERVICES, INC.

/s/ S. Lewis Hill
S. Lewis Hill
Title: President
Date: March 1, 2007